Exhibit 10.2

Director Indemnity Agreement

THIS AGREEMENT made as of ▼, 2024.

BETWEEN:

DAMON INC., a company existing under the laws of British Columbia with an office at 704 Alexander Street, Vancouver BC V6A 1E3

(the “Company”)

AND:

[Name of Director], a businessperson with an address at ▼

(the “Indemnitee”)

WHEREAS at the request of the Company, the Indemnitee has agreed to act as a director of the Company and the Company has agreed to indemnify the Indemnitee against liability incurred by the Indemnitee as a result of acting as a director of the Company on the terms and conditions set out in this agreement (the “Agreement”).

NOW THEREFORE in consideration of these premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereto covenant and agree as set forth below.

1.	INDEMNITY

1.1	Scope of Indemnity

Subject to the provisions hereunder, the Company will, to the fullest extent possible under applicable law, indemnify and save harmless the Indemnitee from and against:

(a)	any and all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, any legal proceeding or investigative action (whether current, threatened, pending or completed) to which the Indemnitee is or may be joined as a party or is or may be liable in connection with the Indemnitee’s execution of the duties of the office of director or officer of the Company (a “Proceeding”);

(b)	after the final disposition of a Proceeding, any and all costs, charges and expenses, including legal and other fees actually and reasonably incurred in respect of that Proceeding.

1.2	Limitation on Indemnification

Notwithstanding the provisions of Section 1.1 of this Agreement, the Company will not be obligated to indemnify or save harmless the Indemnitee if the following circumstances apply:

(a)	in relation to the subject matter of a Proceeding, the Indemnitee did not act honestly and in good faith with a view to the best interests of the Company;

(b)	in the case of a Proceeding other than an civil proceeding, the Indemnitee did not have reasonable grounds for believing that the Indemnitee’s conduct in respect of which the Proceeding was brought was lawful; or

(c)	the Proceeding is brought against the Indemnitee by or on behalf of the Company.

1.3	Advance Payment of Expenses

The Company may pay to the Indemnitee any expenses actually and reasonably incurred by the Indemnitee in advance of the final disposition of a Proceeding but will not do so unless the Indemnitee provides to the Company a written undertaking that, if the payment of expenses is ultimately prohibited by Section 1.2 of this Agreement, the Indemnitee will immediately repay to the Company the amounts that the Company advanced to the Indemnitee.

1.4	Taxable Benefits

The Company will gross up any indemnity payment made pursuant to this Agreement by the amount of any income tax payable by the Indemnitee in respect of that payment.

1.5	Enforcement Costs

The Company will indemnify the Indemnitee for the amount of all costs incurred by the Indemnitee in obtaining any court approval required to enable or require the Indemnitee to make a payment under or in enforcing this Agreement, including without limitation legal fees and disbursements on a full indemnity basis.

1.6	Re-Election

The obligations of the Company under this Agreement continue after and are not affected in any way by the re-election or re-appointment from time to time of the Indemnitee as a director of the Company.

1.7	Indemnitee’s Compensation

The obligations of the Company under this Agreement are not diminished or in any way affected by:

(a)	the Indemnitee holding from time to time any direct or indirect financial interest in the Company;

(b)	payment to the Indemnitee by the Company of director’s fees or any salary, wages, or any other form of compensation or remuneration; or

(c)	except as otherwise herein provided, any directors’ liability insurance for the benefit of the Indemnitee placed by the Indemnitee or the Company.

1.8	Insurance Limitation

Notwithstanding the provisions of Section 1.7 of this Agreement, the Company will have no obligation to indemnify or save harmless the Indemnitee in respect of any liability for which the Indemnitee is entitled to indemnity pursuant to any valid and collectible policy of insurance obtained and maintained by the Company or maintained by the Indemnitee, to the extent of the amounts actually collected by the Indemnitee under such insurance policy. Where partial indemnity is provided by such insurance policy, the obligation of the Company under Section 1.1 of this Agreement will continue in effect but be limited to that portion of the liability for which indemnity is not provided by such insurance policy.

2.	Defence

2.1	Interpretation

For the purposes of Section 2 of this Agreement:

(a)	“Action” means any action, inquiry, investigation, suit or other proceeding before a court or other tribunal in which a Claim is brought, made or advanced by or against the Indemnitee;

(b)	“Claim” means any charge, claim, cost, damage, expense, fine, liability, loss or penalty contemplated by Section 1.1 of this Agreement;

(c)	“Judgment” means an award of damages or other monetary compensation made in an Action or any amounts the Indemnitee is ordered to pay by any court or other tribunal or any government, governmental department, body, commission, board, bureau, agency or instrumentality having proper jurisdiction as a result of any Claim brought, made or advanced of or against the Indemnitee; and

(d)	“Settlement” means an agreement to compromise a Claim or an Action.

2.2	Notice of Claim

Upon the Indemnitee or the Company becoming aware of any pending or threatened Claim or Action, written notice will be given by or on behalf of one to the other as soon as is reasonably practicable.

2.3	Right to Conduct an Investigation

The Company will conduct such investigation of each Claim as is reasonably necessary in the circumstances and will pay all costs of such investigation.

2.4	Defence of Claim

Subject to Section 2.7 of this Agreement, the Company will defend, on behalf of the Indemnitee, any Action, even if the Claim upon which the Action is founded is frivolous, vexatious, groundless, false or fraudulent.

2.5	Appointment of Counsel

The Company will consult with and pay reasonable heed to the Indemnitee concerning the appointment of any defence counsel to be engaged by the Company in fulfilment of its obligation to defend an Action pursuant to Section 2.4 of this Agreement; thereafter the Company will appoint counsel.

2.6	Settlement Negotiations

With respect to a Claim for which the Company is obliged to indemnify the Indemnitee hereunder, the Company may conduct negotiations towards a Settlement and, with the written consent of the Indemnitee (which consent will not be unreasonably withheld), the Company may make such Settlement as it deems expedient provided, however, that the Indemnitee will not be required, as part of any proposed Settlement, to admit liability or agree to indemnify the Company in respect of, or make contribution to, any compensation or other payment for which provision is made by such Settlement.

2.7	Failure to Consent to Settlement

With respect to a Claim for which the Company is obliged to indemnify the Indemnitee hereunder, if the Indemnitee fails to consent to the terms of a proposed Settlement that is otherwise acceptable to the Company and the claimant, the Company may require the Indemnitee to negotiate or defend the Action independently of the Company and in such event any amount recovered by such claimant in excess of the amount for which Settlement could have been made by the Company will not be recoverable under this Agreement, it being further agreed by the parties that the Company will only be responsible for legal fees and costs up to the time at which such Settlement could have been made.

2.8	Settlement in Certain Circumstances

The Company, in consultation with the Indemnitee, will have the right to negotiate a Settlement in respect of any Judgment which is founded upon any of the acts specified in Section 1.2 of this Agreement. In the event that the Company, in consultation with the Indemnitee, negotiates such Settlement, the Indemnitee will pay any compensation or other payment for which provision is made under the Settlement and will not seek indemnity or contribution from the Company in respect of such compensation or payment. The Indemnitee will pay to the Company, within 30 days of the Company making demand therefore, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) that result from the defence of the Claim or the Action in respect of which the Settlement was made in connection with any of the acts specified in Section 1.2 of this Agreement, including the cost of any investigation undertaken by the Company in connection therewith, to the date the Settlement was made.

2.9	Payment of Judgment

The Company will pay any Judgment that may be given against the Indemnitee unless any of the circumstances in Section 1.2 applies to the Action in respect of which the Judgment is given or unless and to the extent the Indemnitee is otherwise entitled to indemnity under the policy of insurance as contemplated by Section 1.8 of this Agreement and in either case, the Indemnitee will pay to the Company, within 30 days of the Company making demand therefore, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence and appeal of the Action, including the costs of any investigation undertaken by the Company in connection with the Action.

3.	general

3.1	Resignation

Nothing herein contained will in any way affect the Indemnitee’s right to resign from the Indemnitee’s position as a director of the Company. The obligations of the Company hereunder will continue after and are not affected in any way by the Indemnitee ceasing to be a director of the Company, whether by resignation, removal, death, incapacity, disqualification under applicable law or otherwise.

3.2	Survival

The indemnity herein provided for will survive the termination of the Indemnitee’s position as a director of the Company and will continue in full force and effect thereafter.

3.3	Timing of Payments

Unless stated otherwise, all monies to be paid hereunder will be paid within 30 days of becoming payable.

3.4	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The parties hereto agree to negotiate in good faith to agree to a substitute provision that will be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

3.5	Further Assurances

Each party hereto agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

3.6	Enurement and Assignment

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. No party hereto may assign this Agreement without the prior written consent of the other party.

3.7	Time of the Essence

Time shall be of the essence of this Agreement.

3.8	Governing Law

This Agreement will be exclusively construed and governed by the laws in force in British Columbia, and, except as provided in Section 3.9, the courts of British Columbia (and Supreme Court of Canada, if necessary) will have exclusive jurisdiction to hear and determine all disputes arising hereunder. Subject to Section 3.9 of this Agreement, each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This Section will not be construed to affect the rights of a party to enforce a judgment or award outside said province, including the right to record and enforce a judgment or award in any other jurisdiction.

3.9	Arbitration

In the event of a dispute or claim hereunder that does not involve a party seeking a court injunction, that dispute will promptly be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre in accordance with its Rules. The place of arbitration will be Vancouver, British Columbia.

3.10	Remedies Cumulative

The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

3.11	Counterparts and Delivery by Fax

This Agreement may be executed in any number of counterparts and delivered by fax, each of which when executed and delivered, will be deemed to be an original and all of which when taken together, will constitute one and the same Agreement. If a party delivers an executed copy of this Agreement by fax, that party will immediately dispatch by delivery in person to the other party an originally executed copy of this Agreement, provided that failure to deliver any original will not affect the validity or enforceability of this Agreement.

3.12	Waivers

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement except that any provision that does not give rights or benefits to particular parties may be waived in writing, signed only by those parties who have rights under, or hold the benefit of, the provision being waived if those parties promptly send a copy of the executed waiver to all other parties. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

3.13	Amendments

Except as permitted for certain waivers in Section 3.12 of this Agreement, no amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement at the time of the amendment, supplement, restatement or termination.

3.14	Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise.

IN WITNESS WHEREOF the parties hereto have signed, sealed and delivered this agreement as of the date first written above.

DAMON INC.

Per:
(Authorized Signatory)

[NAME OF DIRECTOR]